Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

AURORA ACQUISITION HOLDINGS, INC.,

AURORA ACQUISITION MERGER SUB, INC.

AND

ALERIS INTERNATIONAL, INC.

Dated as of August 7, 2006

		Page
	ARTICLE I
	THE MERGER

Section 1.01.	The Merger	4

Section 1.02.	Consummation of the Merger	5

Section 1.03.	Effects of the Merger	5

Section 1.04.	Certificate of Incorporation and Bylaws	5

Section 1.05.	Directors and Officers	5

Section 1.06.	Conversion of Shares	5

Section 1.07.	Conversion of Common Stock of Merger Sub	6

Section 1.08.	Withholding Taxes	6

Section 1.09.	Subsequent Actions	6

	ARTICLE II
	DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01.	Dissenting Shares	6

Section 2.02.	Payment for Shares	7

Section 2.03.	Closing of the Company’s Transfer Books	8

Section 2.04.	Treatment of Options	8

Section 2.05.	Further Actions	10

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.	Organization and Qualification	10

Section 3.02.	Capitalization	11

Section 3.03.	Authority for this Agreement; Board Action	12

Section 3.04.	Consents and Approvals; No Violation	13

Section 3.05.	Reports; Financial Statements	13

Section 3.06.	Absence of Certain Changes	16

Section 3.07.	Proxy Statement; Other Filings	17

Section 3.08.	Brokers; Certain Expenses	17

Section 3.09.	Employee Matters	21

Section 3.10.	Employees	20

Section 3.11.	Litigation	21

Section 3.12.	Tax Matters	22

i

(continued)

		Page

Section 3.13.	Compliance with Law; No Default	23

Section 3.14.	Environmental Matters	23

Section 3.15.	Intellectual Property	25

Section 3.16.	Real Property	25

Section 3.17.	Material Contracts	37

Section 3.18.	Insurance	28

Section 3.19.	Questionable Payments	29

Section 3.20.	Related Party Transactions	29

Section 3.21.	Opinion	29

Section 3.22.	Required Vote of Company Stockholders	29

Section 3.23.	Rights Agreement; State Takeover Statutes Inapplicable	29

Section 3.24.	CA Acquisition	30

Section 3.25.	No Other Representations or Warranties	30

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.01.	Organization and Qualification	30

Section 4.02.	Authority for this Agreement	30

Section 4.03.	Proxy Statement; Other Filings	31

Section 4.04.	Consents and Approvals; No Violation	31

Section 4.05.	Financing	31

Section 4.06.	Operations of Parent and Merger Sub	32

Section 4.07.	Brokers	32

Section 4.08.	Litigation	32

Section 4.09.	Ownership of Shares	33

Section 4.10.	No Other Representations or Warranties	33

	ARTICLE V
	COVENANTS

Section 5.01.	Conduct of Business of the Company	33

Section 5.02.	Solicitation	36

Section 5.03.	Access to Information	38

Section 5.04.	Stockholder Approval	39

(continued)

(continued)

		Page
Section 8.06.	Governing Law	55

Section 8.07.	Descriptive Headings	55

Section 8.08.	Parties in Interest	55

Section 8.09.	Counterparts	56

Section 8.10.	Certain Definitions	56

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 3.09(l)
Accelerated Award	Section 2.04(e)
Acquisition Proposal	Section 5.02(g)(i)
Affiliate	Section 8.10(b)
Agreement	Opening Paragraph
AJCA	Section 3.09(l)
Associate	Section 8.10(b)
Beneficial ownership	Section 8.10(c)
Benefit Plans	Section 3.09(a)
Business Day	Section 8.10(d)
Bylaws	Section 8.10(e)
CA	Section 8.10(f)
CA Acquisition	Section 8.10(g)
CA Acquisition Agreements	Section 8.10(h)
CA Financial Statements	Section 3.05(c)
CA Financing Documentation	Section 8.10(i)
Certificate of Incorporation	Section 8.10(j)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Company	Opening Paragraph
Company Acquisition Agreement	Section 7.01(g)
Company Board Recommendation	Section 3.03(b)
Company Financial Advisor	Section 3.08
Company SEC Reports	Section 8.10(k)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.10(l)
Consent Solicitation	Section 8.10(m)
Contracts	Section 3.17(a)
Corporation Law	Recitals
Current Employee	Section 5.07(b)
Debt Financing	Section 4.05
Debt Financing Commitments	Section 4.05
Deferred Compensation Plans	Section 2.04(d)
Delaware Secretary	Section 1.02
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
Environment	Section 3.14(d)(i)

Environmental Claim	Section 3.14(d)(ii)
Environmental Law	Section 3.14(d)(iii)
Environmental Permits	Section 3.14(a)
Equity Financing	Section 4.05
Equity Financing Commitments	Section 4.05
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04(b)
Expenses	Section 8.10(n)
Fee	Section 7.03(c)
Financing	Section 4.05
Financing Commitments	Section 4.05
Foreign Antitrust Laws	Section 3.04(b)
Foreign Plan	Section 3.09(a)
GAAP	Section 8.10(o)
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 3.14(d)(iv)
HSR Act	Section 3.04(b)
Indemnified Persons	Section 5.06(a)
Initiation Date	Section 5.11(c)
Intellectual Property	Section 3.15(i)
KG	Section 5.03(d)
Laws	Section 3.13
Marketing Period	Section 5.11(c)
Material Adverse Effect	Section 8.10(s)
Material Contracts	Section 3.17(a)
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Opening Paragraph
Merger Sub Termination Fee	Section 7.02(b)(ii)
Nonqualified Deferred Compensation Plan	Section 3.09(l)
Options	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Opening Paragraph
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Person	Section 8.10(t)
Plans	Section 3.09(a)
Potential Acquiror	Section 5.02(c)
Preferred Shares	Section 3.02(a)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.16(b)
Release	Section 3.14(d)(v)

Requisite Stockholder Vote	Section 3.21
Representatives	Section 5.02(a)
Restricted Shares	Section 2.04(b)
Required Information	Section 5.11(a)
Rule 12b-2	Section 5.11(d)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Secured Notes	Section 6.02(c)(ii)
Secured Notes Indenture	Section 6.02(c)(ii)
Securities Act	Section 3.05(a)
Shares	Section 1.06
Solicitation Period End Date	Section 5.02(b)(i)
Special Meeting	Section 5.04
Stock Unit Award	Section 2.04(c)
Stock Unit Award Grant Agreement	Section 2.04(e)
Stock Units	Section 2.04(c)
Strategic Bidder	Section 8.10(u)
Subsidiary	Section 8.10(v)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.12(g)
Tax Deeds	Section 8.10(w)
Unsecured Notes	Section 6.02(c)(i)
Unsecured Notes Indenture	Section 6.02(c)(i)
WARN Act	Section 3.10(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 7, 2006, by and among AURORA ACQUISITION HOLDINGS, INC., a Delaware corporation (“Parent”), AURORA ACQUISITION MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “Corporation Law”)) contained in this Agreement and approve the transactions contemplated hereby;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.10);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Aleris International, Inc.” and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

SECTION 1.02. Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso); and provided further, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.01 hereof such that the parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree). The date of the Closing is referred to as the “Closing Date.” On or prior to the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is Aleris International, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.10 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger

Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $52.50 (fifty two dollars and fifty cents), without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 2.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, Restricted Shares or Stock Units pursuant to the Merger or this Agreement any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 1.09. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.02. Payment for Shares. (a) At the Effective Time, Parent will make available to a bank or trust company designated by Parent prior to the Effective Time and reasonably satisfactory to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested in such manner as Parent shall reasonably direct. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each

Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law) any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

SECTION 2.04. Treatment of Options. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled (provided that any such Options shall be canceled by the Company only to the extent permitted by the terms of the Plans and any agreements governing the Options, and otherwise the Company shall use its reasonable best efforts to cancel any such Options), and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b) Each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such Plans may be amended prior to the Effective Time in accordance with the terms hereof) and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

(c) Except with respect to those awards listed on Section 2.04(e) of the Disclosure Letter, which shall be treated as set forth in Section 2.04(e) below (the “Stock Unit Awards”), the Company shall provide that, immediately prior to the Effective Time, each award of a right under any Plan entitling the holder thereof to Restricted Shares, Shares or cash equal to or based on the value of Shares (collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested) shall be canceled by the Company (provided that any such Stock Unit shall be canceled by the Company only to the extent permitted by the terms of the Plans and any agreements governing the Stock Units and Section 409A of the Code, and otherwise the Company shall use its reasonable best efforts to cancel any such Stock Units) and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Unit and (B) the excess, if any, of the Merger Consideration over the exercise price per Share, if any, previously subject to such Stock Unit, less any required withholding taxes.

(d) All account balances under the Company Deferred Compensation Plan, dated as of June 15, 2005 and the Company Retirement Benefit Restoration Plan, dated as of January 1, 2005 (the “Deferred Compensation Plans”) will be paid out in cash to participants therein by the Company at the Effective Time, or as soon as practicable thereafter (but in no event later than thirty days after the Effective Time) by the Surviving Corporation, less any required withholding taxes.

(e) The Stock Unit Awards listed on Section 2.04(e) of the Disclosure Letter shall remain outstanding and the Surviving Corporation shall make payments, if any, pursuant to and in accordance with the terms of the agreement evidencing the grant of such Stock Unit Awards (the “Stock Unit Award Grant Agreement”), including any provisions with respect to forfeiture, accelerated payment of such Stock Unit Awards in certain circumstances and the satisfaction of performance criteria. With respect to those Stock Unit Awards payable in Shares under the applicable Stock Unit Award Grant Agreement, in accordance with Section 12 of the Company 2004 Equity Incentive Plan, as amended, the Surviving Corporation shall pay to the grantee an amount in cash equal to the product of (A) the number of Shares to which such grantee would have been entitled, if any, under the terms of the Stock Unit Award and (B) the Merger Consideration, less any required withholding taxes. Notwithstanding anything to the contrary in the applicable Stock Unit Award Grant Agreement, the Stock Unit Awards listed on Section 2.04(e) of the Disclosure Letter that are identified therein as “Performance Unit Grants to be Accelerated Pursuant to Section 2.04(e) of the Agreement” (the “Accelerated Awards”) shall become fully vested as of the later of January 15, 2007 and the Business Day immediately following the Closing Date as if all performance targets had been satisfied with respect to such

Accelerated Awards, and within ten (10) days of such later date, the Surviving Corporation shall pay to the grantee an amount in cash equal to the sum of (1) the product of (x) the number of Shares to which such grantee would have been entitled under the terms of the Accelerated Award and (y) the Merger Consideration, and (2) the cash portion of such grantee’s Accelerated Award, if any, under the applicable Stock Unit Award Agreement evidencing such Accelerated Award, less any applicable withholding taxes.

SECTION 2.05. Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares, Restricted Shares or Stock Units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as (a) disclosed in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article III below or (b) disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section; it being understood that the exclusion with respect to the “Risk Factors” section shall not be deemed a qualification of the matters expressly set out in the Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent (or, with respect to the Subsidiaries of the Company, will make available as soon as practicable after the date hereof) true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 80,000,000 Shares and 8,000,000 shares of preferred stock of the Company, par value $0.10 per share (the “Preferred Shares”). As of the close of business on the day immediately preceding the date hereof, 31,328,817 Shares (including 350,142 Restricted Shares) and no Preferred Shares were issued and outstanding, 67,364 Shares and no Preferred Shares were held in the Company’s treasury and 3,050,873 Shares (not including Shares reserved for issuances for options and awards previously granted) and no Preferred Shares were reserved for issuance under the Plans. In addition, as of such date, there were outstanding (i) Options to purchase an aggregate of 1,545,899 Shares and no Preferred Shares and (ii) 219,191 Shares underlying other outstanding equity-based awards pursuant to any of the Benefit Plans. Since such date, the Company has not issued any Shares or Preferred Shares other than upon the exercise of Options outstanding on such date, has not granted any options, Restricted Shares, any other equity-based awards, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Option, Restricted Share or other equity-based award outstanding, the number of Shares issuable thereunder, expiration date and exercise price related thereto and the plan pursuant to which each such Option, Restricted Share or other equity-based award was granted. Except for the Options, Restricted Shares or other equity-based awards described above, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company and the Options, Restricted Shares and other equity-based awards, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of either the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien (other than liens arising by operation of law that are immaterial to Parent and Merger Sub), mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

SECTION 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger, and (v) irrevocably resolved to elect, to the extent permitted by Law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.

SECTION 3.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company, (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Laws, (iii) except as set forth on Section 3.04(b)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company from performing its obligations under this Agreement, or (B) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05. Reports; Financial Statements. (a) Since December 31, 2003, the Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Consent Solicitation, a true and correct copy of which has been made available to Parent, did not, from the date thereof through the date of completion of the offer to purchase contemplated thereby, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2003. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c) The audited and unaudited consolidated financial statements (including the related notes thereto) of CA disclosed in the current reports on Form 8-K filed by the Company with the SEC on June 30, 2006 have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union applied on a consistent basis and fairly present, in all material respects, the financial position of CA as of their respective dates, and the results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(d) The unaudited pro forma financial information included in the current report on Form 8-K filed by the Company with the SEC on June 30, 2006 complies as to form in all material respects with the applicable requirements of Rule 11-02 of Regulation S-X under the Exchange Act.

(e) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting control described below in this Section 3.05(e). The Company and its Subsidiaries maintain a system of internal control over financial reporting as required by Rule 13a-15(a) under the Exchange Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms, and (ii) has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(e) of the Disclosure Letter.

(f) Since December 31, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the chief legal officer of the Company pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(g) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) to the extent reflected or reserved against on the consolidated balance sheet (including the notes thereto) included in the Company’s Form 10-K for the year ended December 31, 2005, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) incurred pursuant to the transactions contemplated by this

Agreement, the CA Acquisition Agreements or the CA Financing Documentation, (iv) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Absence of Certain Changes. (a) Since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and the CA Acquisition Agreements, and, except as set forth in Section 3.06(a) of the Disclosure Letter:

(i) the Company and its Subsidiaries (other than CA) have not, and, since the closing of the transactions contemplated by the CA Acquisition Agreements, CA has not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions or (B) except as required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Plan or any other material bonus, severance, insurance pension or other employee benefit plan or arrangement; and

(ii) the Company and its Subsidiaries have not:

(A) other than the CA Acquisition, made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice;

(B) made any material change to any of the accounting methods, principles or practices used by it, except as required by GAAP or with International Financial Reporting Standards, as applicable;

(C) made any material Tax election or settled or compromised any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice; or

(D) authorized, committed or agreed to take any of the foregoing actions.

(b) Since December 31, 2005, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

SECTION 3.07. Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company (including pursuant to Section 3.05) with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 3.08. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Citigroup Global Markets Inc. (the “Company Financial Advisor”), true and complete copies of whose engagement arrangements have been provided to Parent.

SECTION 3.09. Employee Matters. (a) For purposes of this Agreement, “Benefit Plans” shall mean each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any Subsidiaries has any obligation to contribute, or with respect to which the Company or any Subsidiaries has any liability, direct or indirect, contingent or otherwise (including without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any Subsidiaries. Those Benefit Plans entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries located in the United States, Canada, Germany, Belgium and the United Kingdom, or to which the Company or such Subsidiaries has an obligation to contribute, or with respect to which the Company or such Subsidiaries has any liability, shall be referred to herein as the “Plans.” Those Benefit Plans that are not Plans shall be referred to herein as the “Foreign Plans.” Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable,(A) with respect to each Plan other than a Plan of CA: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description of Plans sponsored by the Company or its U.S.

Subsidiaries; (iii) the most recent annual reports, actuarial reports and/or financial reports; (iv) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (v) any material communication to or from the IRS, Pension Benefit Guaranty Corporation, SEC or Department of Labor since March 5, 2005 or for which a response is currently pending; (vi) all material amendments or modifications to any such documents; (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (B) all material information provided to the Company or its Subsidiaries in connection with entering into the CA Acquisition Agreements. Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of the Plans; provided, that, with respect to any Plan that is an agreement between the Company or any of its Subsidiaries located in the United States, Canada, Germany, Belgium or the United Kingdom and an individual employed by the Company or such Subsidiaries, only those agreements with officers, directors or an individual whose annual base salary is greater than $150,000, with respect to employees located in North America, or $175,000, with respect to employees located outside of North America, shall be so disclosed or made available, provided that with respect to employees of any Subsidiary located outside of North America, such disclosure or availability shall be made only to the extent permissible under the Law of such Subsidiary’s jurisdiction.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and covering all tax law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code.

(c) Except as set forth on Section 3.09(c) of the Disclosure Letter, neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or any foreign Law or regulation relating to employee benefit plans, including without limitation pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and no event, transaction, fact or condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability, or after the Effective Time, to Parent or any of its Affiliates. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 3.09(c) of the Disclosure Letter, no Plan of the Company, its Subsidiaries or any of their respective ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as set forth in Section 3.09(d) of the Disclosure Letter, under each Plan which is a single-employer plan, and any Foreign Plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA or, with respect to any Foreign Plan, as determined under any equivalent Law or practice (in each case as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of assets of such Plan or, with respect to any Foreign Plan not subject to any funding requirement, if such liabilities did exceed such assets the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Foreign Plans (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special or favored tax treatment or qualified status, meet all requirements for that treatment or qualified status; and (iii) if they are intended to be funded and/or book-reserved are appropriately funded and /or book reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to each such Benefit Plan, there has been no material adverse change in the financial condition of such Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no deduction for federal income Tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(f) No Plan is under audit or is the subject of a material investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or, to the knowledge of the Company, any other Governmental Entity, nor to the knowledge of the Company is any such audit or investigation pending or threatened.

(g) Except as set forth in Section 3.09(g) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as set forth in Section 3.09(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

(i) With respect to each Plan for which financial statements are required by ERISA, except as the result of a subsequent change in the FAS 87 accounting standards, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.

(j) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(k) Except as set forth in Section 3.09(k) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has announced any intent or commitment to create or implement any additional material employee benefit plan or to, in any material way, amend, modify or terminate any Plan of the Company, except to the extent such amendment, modification or termination is necessary to comply with Law, provided, that no such amendment, modification or termination would reasonably be expected to cause, individually or in the aggregate, an increase in the liability to the Company or any of its Subsidiaries.

(l) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated substantially in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities unless such Plan has, following such “material modification,” been operated substantially in compliance with the 409A Authorities.

(m) With respect to any Foreign Plan, there is not now nor will there be any liability of the Company or any of its Subsidiaries that is or would reasonably be expected to be, individually or in the aggregate, material.

SECTION 3.10. Employees. (a) Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years. No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or has been threatened against the Company or its Subsidiaries that would reasonably be expected to result in any material liability.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or summons by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages and there are no complaints, lawsuits, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(d) Except as set forth in Section 3.10(d) of the Disclosure Letter, in the one (1) year prior to the date hereof and as of the Closing Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law in the United States) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law in the United States) affecting any site of employment or facility of the Company or any of its Subsidiaries.

SECTION 3.11. Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree except for those that would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

SECTION 3.12. Tax Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes required to be filed by applicable Law by or with respect to the Company and/or each of its Subsidiaries as of the date hereof, (ii) all such returns are true, correct and complete in all respects, (iii) the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable and (iv) the Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(b) There is no claim or assessment asserted or assessed by any Governmental Entity in writing or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries for any alleged deficiency in excess of $500,000 of Taxes, and neither the Company nor any of its Subsidiaries has received written notice of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for a material amount of Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of a material amount of Tax for which the Company or any of its Subsidiaries may be liable.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable person (and timely paid to the appropriate taxing authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d) There is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any material amount of Tax of any Person other than the Company or its Subsidiaries, including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(g) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

SECTION 3.13. Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is, or since December 31, 2004 has been, in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in each case, for any conflict, default or violation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), except for any such Permits the absence of which, or the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No conflict, default or violation has occurred with respect to any such Permit and, to the knowledge of the Company, neither it nor any of its Subsidiaries has received notice from any Governmental Entity threatening to revoke any such Permit, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and since December 31, 2004, has been in compliance with applicable Environmental Laws and has received and is in compliance with all Permits required under applicable Environmental Laws for the conduct of its business (“Environmental Permits”), (ii) such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been filed as necessary to effect timely renewal, issuance or reissuance of such Environmental Permits, and (iii) to the knowledge of the Company, all material Environmental Permits are expected to be issued or reissued on a timely basis on terms and conditions that are reasonably expected to enable CA to continue to conduct its business in a manner substantially similar to the manner in which it is presently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any Environmental Claim, (ii) to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim has been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no properties presently or previously owned, leased, operated or used by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks or Hazardous Materials, in each case that would reasonably be expected to give rise to remediation or removal costs or asset retirement obligations which would be liabilities or obligations of the Company or any of its Subsidiaries.

(d) For purposes of the Agreement:

(i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any Law (including common law) or any binding agreement, consent decree or order issued or entered into by or with any

Governmental Entity relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are subject to regulation or give rise to liability under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

SECTION 3.15. Intellectual Property. Section 3.15 of the Disclosure Letter contains a true and complete list of all material U.S. and foreign Intellectual Property registrations and applications for registration owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or a Subsidiary of the Company owns (free and clear of all liens and other than those exceptions listed in Section 3.16) or has the right to use all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law (“Intellectual Property”) used in their businesses as currently conducted; (ii) to the knowledge of the Company, the use by the Company and its Subsidiaries of such Intellectual Property does not infringe, dilute or misappropriate the Intellectual Property of any third party and, to the knowledge of the Company, such Intellectual Property is not being infringed, misappropriated or diluted by any third party; (iii) the Company and each of its Subsidiaries makes commercially reasonable efforts to protect and maintain their respective owned Intellectual Properties; (iv) neither the Company nor any of its Subsidiaries is a party to any pending claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action has been threatened in writing, that challenges the validity, enforceability, ownership, or right to use, sell or license their owned Intellectual Property; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has suffered any material breach of the security of their systems or software.

SECTION 3.16. Real Property. (a) Section 3.16 of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or any

Subsidiary of the Company (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company owns title in fee simple to such Owned Real Property, free and clear of all liens other than (a) statutory liens securing payments not yet due, (b) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (c) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or the financial statements of CA, or incurred in connection with the transactions contemplated by the CA Financing Documentation, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except as may be set forth in Section 3.16 of the Disclosure Letter, other than, in the case of clauses (ii) or (iii) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Parent true, correct and complete copies of all leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property that is a manufacturing plant to a third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each such lease is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties.

(b) Section 3.16 of the Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease, (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests and (iv) neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

SECTION 3.17. Material Contracts. (a) The Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (“Contracts”) (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that as of the date hereof:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product, in each case that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract (other than with respect to hedging natural gas or aluminum or foreign exchange hedging in the ordinary course of business and as is not speculative in nature, not including foreign exchange or interest rate hedging with respect to existing indebtedness of the Company or its Subsidiaries); provided, that ordinary course transaction confirmations need not be delivered;

(v) other than among the Company or any wholly-owned Subsidiary of the Company on the one hand, and any wholly-owned Subsidiary of the Company on the other hand, relate to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $10,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $10,000,000;

(vi) are (x) with the five largest metal suppliers (by dollar amount) in 2005 to the Company and its Subsidiaries, taken as a whole or (y) with the ten largest customers (by dollar amount) in fiscal year 2005 of the Company and its Subsidiaries, taken as a whole;

(vii) entered into after December 31, 2005 or not yet consummated, involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(viii) with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(ix) is a material Contract that relates to the CA Acquisition (including but not limited to the Tax Deeds);

(x) other than Contracts with customers or suppliers of the Company or any Subsidiaries of the Company, obligate the Company or any of its Subsidiaries to provide a material indemnification; or

(xi) provide for any standstill arrangements restricting the Company or any of its Subsidiaries.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or any of its Subsidiaries that the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each material insurance policy issued in favor of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.19. Questionable Payments. To the knowledge of the Company, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

SECTION 3.20. Related Party Transactions. No current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.21. Opinion of the Company Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A true, correct and complete copy of the opinion will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 3.22. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

SECTION 3.23. Rights Agreement; State Takeover Statutes Inapplicable. The Company does not have any stockholder rights plan in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, no Takeover Law is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.24. CA Acquisition. The Company consummated the CA Acquisition in accordance with the CA Acquisition Agreements without a waiver of any conditions contained in the CA Acquisition Agreements. As of the date of this Agreement, the Company has not asserted any claim pursuant to the CA Acquisition Agreements.

SECTION 3.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that none of the Company, any of its Subsidiaries or any other person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated by this Agreement . None of the Company, any of its Subsidiaries or any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III or in the corresponding section of the Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not had and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03. Proxy Statement; Other Filings. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

SECTION 4.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.05. Financing. Parent has delivered to the Company true and complete copies of (i) executed commitment letters, (as the same may be amended pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) executed equity commitment letter(s), (the “Equity Financing Commitments”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which TPG Partners IV, L.P. and TPG Partners V, L.P. have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). Except as permitted by Section 5.11(b) or this Section 4.05, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash, if any, of the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub, or the Surviving Corporation, including adding other equity providers or operating partners, provided that the aggregate amount of the Equity Financing Commitments (after taking into account the equity commitments of any such other equity providers or operating partners) shall not be reduced in any way and shall be on terms not materially less beneficial to Parent and Merger Sub including with respect to conditionality, than those in the Equity Financing Commitments as in effect on the date hereof.

SECTION 4.06. Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.07. Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank Securities Inc.

SECTION 4.08. Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of Parent or Merger Sub, threatened against or relating to Parent or Merger Sub or any of their respective subsidiaries or any properties or assets of Parent or Merger Sub or any of their respective subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree except for those that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.09. Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective controlled Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as required by Law, or unless Parent shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization and to preserve the goodwill of and maintain its present relationships with customers, suppliers and other Persons having significant business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or as required by Law or by collective bargaining agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case in accordance with the terms of any Plan;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock);

(d) (i) make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of

$10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) other than in the ordinary course of business consistent with past practice, enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

(e) (i) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend or modify in any material respect or refinance any existing indebtedness (including the indebtedness set forth in the CA Financing Documentation), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), in the case of each of (i), (ii) and (iii), other than in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company or any of its Subsidiaries;

(f) change any of the accounting methods, principles or practices used by it, except as required by GAAP;

(g) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice;

(h) terminate any officer or director, except as a direct result of such person’s (i) willful failure to perform the duties or responsibilities of his employment, (ii) engaging in serious misconduct, or (iii) being convicted of or entering a plea of guilty to any crime;

(i) (i) propose or adopt any amendments to the Certificate of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company (including by adopting any shareholder rights plans), except as otherwise contemplated by this Agreement; (ii) except to the extent required by any Plan or Contract in accordance with the terms thereof in effect on the date hereof (provided that any stock-related grants pursuant to any such Plan or Contract are not for more than 2,450 Shares in the aggregate for all such Plans and Contracts), agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses; (iii) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates; (iv) enter into any new, or amend, terminate or renew any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any employees (other than new hires where annual base salary does not exceed $150,000, with respect to employees located in North America, or $175,000, with respect to employees located outside of North America), officers or directors, or grant any increases in the compensation or benefits to officers and directors other than annual merit salary or bonus increases consistent with past practice or as required by Contract in accordance with its terms as of the date hereof; or (v) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements, subject to the Plans or any other plan, agreement, Contract or arrangement of the Company or any of its Subsidiaries;

(j) (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those included in the Company’s capital expenditure plans previously made available to Parent or (ii) enter into any new line of business outside of its existing business segments;

(k) enter into, amend in any material respect, or extend any collective bargaining or other labor agreement (other than with respect to automatic extensions as provided in the agreement);

(l) adopt, amend in any material respect or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

(m) compromise, settle or agree to settle any material suit, action, claim, proceeding or investigation (including any material suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course consistent with past practice and the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at December 31, 2005;

(n) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(o) enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(p) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(q) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(r) take any action to render inapplicable, or to exempt any third party from any provisions of any Takeover Laws; or

(s) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, the Company shall be permitted to take any of the actions described on Section 5.01 of the Disclosure Letter related to the integration of the respective businesses of CA and the Company.

SECTION 5.02. Solicitation. (a) The Company agrees that (i) it and its Subsidiaries and its and their respective officers, directors, and employees, shall not and (ii) it shall use its best efforts to ensure that its and its Subsidiaries’ accountants, consultants, legal counsel, investment bankers, financing sources, agents and other representatives (collectively, with officers, directors and employees, “Representatives”) do not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, or that could reasonably be expected to lead to, any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any willful or intentional violation of any of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of the Company’s Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company. Subject to Section 5.02(b), the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation conducted by the Company, any Subsidiary of the Company or any of their respective Representatives with respect to an Acquisition Proposal.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) and subject to the prior execution by the relevant Person of a confidentiality agreement which is substantially similar to the Confidentiality Agreement (except for such changes specifically necessary in order for the Company and its Subsidiaries to be able to comply with its obligations under this Agreement):

(i) from date hereof until the 12:01 a.m. (EST) on September 7, 2006 (the “Solicitation Period End Date”), the Company and its Representatives may directly or indirectly (A) solicit, initiate or encourage the submission of an Acquisition Proposal from any Strategic Bidder and (B) directly or indirectly participate in discussions or negotiations regarding, and provide access to its properties, books and records and provide confidential information or data to any Person with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a bona fide Acquisition Proposal from any Strategic Bidder; and

(ii) (A) from the date hereof until receipt of the Required Stockholder Vote, the Company may, in response to an unsolicited bona fide Acquisition Proposal which did not result from a breach of Section 5.02(a), provide access to its properties, books and records and provide confidential information or data in response to a request therefor by any such Person, and/or enter into discussions or negotiations with or, (B) in the case of a bona fide solicited Acquisition Proposal permitted by Section 5.02(b)(i), continue to provide access to its properties, books and records and provide confidential information or data to or continue any such discussions or negotiations after the Solicitation Period End Date with, any Person that has made such bona fide Acquisition Proposal; provided, that, in any such case, (x) the Board of Directors of the Company (after consultation with the Company’s outside counsel and financial advisor) determines in good faith that such Acquisition Proposal constitutes, or would be reasonably likely to constitute a Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is required in order for the Board of

Directors of the Company to comply with its fiduciary duties under applicable Law and (z) the Company has provided Parent prior written notice of its intent to take any such action least three (3) Business Days prior to taking such action.

The Company shall concurrently provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person or its Representatives pursuant to this Section 5.02(b) which was not previously provided to Parent or its Representatives.

(c) The Company will promptly (and in any event within 48 hours) notify Parent, orally and in writing, if any information is requested or any negotiations or discussions are sought to be initiated relating to an Acquisition Proposal and will promptly (and in any event within 48 hours) communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. The Company shall keep Parent informed on a current basis of the status of any such discussions or negotiations and shall provide to Parent a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals, offers or Acquisition Proposals. Notwithstanding the foregoing provisions of this Section 5.02(c), prior to the Solicitation Period End Date, as to any Acquisition Proposal received by the Company from any Strategic Bidder, the Company shall only be required to promptly (and in any event within 48 hours) notify Parent, orally and in writing, of such Acquisition Proposal received by the Company from such Strategic Bidder, including the identity of such Strategic Bidder, the material terms of such Acquisition Proposal and copies of any written communication received from such Strategic Bidder.

(d) The Board of Directors of the Company shall not, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its approval of this Agreement or the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal, (iii) authorize or permit the Company to release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, (iv) take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions) or otherwise cause such restrictions not to apply, (v) authorize or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal or (vi) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(e) Notwithstanding Section 5.02(d), the Board of Directors of the Company shall be permitted, in connection with the receipt of a bona fide Acquisition Proposal, to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (any of the foregoing, a “Change of Board Recommendation”) if (A) the Company has complied with this Section 5.02 with respect to such Acquisition Proposal, (B) the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law, (C) the Company has provided Parent prior written notice of its intent to take any such action at least three (3) Business Days prior to taking such action and (D) the Board of Directors of the Company (after consultation with the Company’s outside counsel and financial advisor) has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, and the Board of Directors of the Company continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are proposed by Parent after its receipt of the notice required by subsection (C) of this Section 5.02(e) (which modifications the Company and Parent shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal; provided that nothing in this Section 5.02(f) shall affect the obligations of the Company, or the rights of Parent or Merger Sub, under any other provision of this Agreement; and provided, further that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Board Recommendation unless the Board of Directors of the Company expressly publicly reaffirms at least two Business Days prior to the Stockholders Meeting its recommendation in favor of the adoption of this Agreement and the Merger.

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing that (x) is on terms that the Board of Directors of the Company has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) which the Board of Directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

SECTION 5.03. Access to Information. (a) From and after the date of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) at the request of Parent, consult with Parent and Merger Sub concerning, and keep Parent and Merger Sub reasonably apprised on a timely basis of the status of, any negotiations, material discussions and proposed resolutions or settlements (x) with any Governmental Entity with respect to any material environmental matter or (y) with the representatives of collectively bargained employees of the Company or any of its Subsidiaries, and in each case will consider in good faith suggestions made by Parent or Merger Sub concerning any of the foregoing, (iii) permit Parent and Merger Sub to make such reasonable inspections as they may require, (iv) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

(c) No investigation by and of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(d) Prior to the Closing, the Company will take such reasonable actions as may be requested by Parent, to the extent such actions are necessary to minimize or eliminate German real property transfer taxes that would otherwise arise as a result of the Merger; provided, that the Company shall not be required to take any action that would cause it or any of its Subsidiaries to incur a significant cost or liability until all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), have been satisfied or waived (by the party entitled to grant such waiver).

SECTION 5.04. Stockholder Approval. As promptly as practicable following the date hereof, the Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 5.02, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof.

SECTION 5.05. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub agrees to make any required submissions with any Governmental Entity (including under the HSR Act) which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto, and to cause any order, injunction or decree preventing the consummation of the Merger or any of the transactions contemplated hereby to be vacated or lifted.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

SECTION 5.06. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years unless otherwise required by Law.

(b) The Company shall purchase by the Effective Time, and the Surviving Corporation shall maintain, tail policies to the current directors’ and officers’ liability insurance policies maintained on the date hereof by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 400% of the annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent), (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (iii) shall contain coverage that is at least as protective to the persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 400% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 400% of such amount.

(c) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06 and Section 5.07.

SECTION 5.07. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements, plans, policies, or arrangements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain with respect to each individual employed by the Company at the Effective Time other than those individuals covered by a collective bargaining agreement (the “Current Employees”) (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) compensation and benefits provided under Plans that are in the aggregate no less favorable than the compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 5.07 shall limit the right of Parent, the Surviving Corporation or any of their subsidiaries to terminate the employment of any Current Employee at any time.

(c) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes immediately prior to the Effective Time. Current Employees will not be subject to any pre-existing condition or eligibility limitations under any welfare plan (as defined in Section (3)(1) of ERISA) of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles and maximum out-of-pocket limitations satisfied prior to the Effective Time.

(d) No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.

SECTION 5.08. Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

SECTION 5.09. Proxy Statement; Other Filings. As soon as practicable after the date hereof, (a) the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), a Proxy Statement relating to the Merger and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. Subject to Section 5.02, the Proxy Statement shall include the recommendation of the Board of Directors of the Company of this Agreement and the transactions contemplated hereby, including the Merger and the Board of Directors shall use its reasonable best efforts to solicit the approval of the agreement of merger (as such term is used in Section 251 of the Corporation Law) by the stockholders of the Company.

SECTION 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11. Financing. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and its and their respective Representatives to, use their reasonable best efforts to provide to Parent and Merger Sub all cooperation requested by Parent that is necessary, proper or advisable in connection with the Debt Financing Commitments and the transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Financing Commitments, and such information that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information, the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (v) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the Closing Date, (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related liens), (vii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms are not materially less beneficial to Merger Sub, including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date hereof as determined in the reasonable judgment of Parent), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms acceptable to the Parent and not in violation of this Section 5.11 and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of 60 consecutive calendar days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02(a) and 6.02(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 60-consecutive-calendar-day period, and (B) throughout and at the end of which the conditions set forth in Section 6.01 shall be satisfied; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; and provided, further, that for purposes of calculating such 60 consecutive calendar day period, November 22 through November 24, 2006 and December 15 through December 31, 2006 shall not be counted or taken into account. For purposes of this Agreement, “Initiation Date” shall mean the later to occur of (A) the date the definitive Proxy Statement is first mailed to the Company’s stockholders, (B) the date Parent and its Financing sources have received from the Company the Required Information and (C) the later of (x) November 10, 2006 and (y) the Business Day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

(d) Notwithstanding the foregoing, if the Marketing Period, as determined in accordance with Section 5.11(c) above, would otherwise end (i) after January 31, 2007 and on or before March 1, 2007 (if the Company is then a “large accelerated filer” for purposes of Rule 12b-2 of the Exchange Act (“Rule 12b-2”)) or on or before March 16, 2007 (if the Company is then an “accelerated filer” for purposes of Rule 12b-2), the Marketing Period shall be 45 consecutive calendar days and shall be deemed to commence on the later of (x) March 2, 2007 (if the Company is then a “large accelerated filer” for purposes of Rule 12b-2) or March 17, 2007 (if the Company is then an “accelerated filer” for purposes of Rule 12b-2) and (y) the Business Day after the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and (ii) between May 1, 2007 and May 10, 2007, the Marketing Period shall be 45 consecutive calendar days and shall be deemed to commence on the later of (x) May 11, 2007 and (y) the Business Day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, but the other provisions of Section 5.11(c) shall continue to apply.

SECTION 5.12. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

SECTION 5.13. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Agreement shall have been adopted by the Requisite Stockholder Vote.

(b) No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby and (iii) no Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.

(c) HSR Act; Governmental Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act and the Council Regulation (EC) No. 139/2004, as amended, shall have been expired or been terminated, and all material consents and approvals of any

Governmental Entity necessary for the consummation of the Merger shall have been obtained, including any material consents and approvals relating to antitrust, competition, trade or other regulatory matters.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 6.02(a)(ii) and Section 6.02(a)(iii) below) shall be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not be reasonably expected to have, individually and in the aggregate, a Material Adverse Effect.

(ii) Each of the Company’s representations and warranties contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.08 (Brokers; Certain Expenses) and 3.22 (State Takeover Statutes Inapplicable) shall be true and correct in all material respects;

(iii) (x) the Company’s representations and warranties contained in Section 3.02 (Capitalization) shall be true and correct in all respects except for insignificant deviations that are immaterial to Parent and Merger Sub and (y) the Company’s representations and warranties contained in Section 3.06(b) (Absence of a Material Adverse Effect) shall be true and correct in all respects; and

(iv) Parent shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of the Company to such effect with respect to each of (a)(i), (ii) and (iii).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Defeasance and/or Discharge. The Company shall have consummated (i) a legal defeasance with respect to (or otherwise discharged) its 9% Senior Notes due 2014 (the “Unsecured Notes”) in accordance with the provisions of the indenture governing the Unsecured Notes dated as of November 4, 2004 and amended on December 9, 2004 (the “Unsecured Notes Indenture”), and the obligations of the Company under the Unsecured Notes and the Unsecured Notes Indenture shall not have been reinstated in accordance with Section 9.07 of the Unsecured Notes Indenture and (ii)

a discharge with respect to its 10 3/8% Senior Secured Notes due 2010 (the “Secured Notes”) in accordance with the provisions of the indenture governing the Secured Notes dated as of October 6, 2003 and amended on January 20, 2005 (the “Secured Notes Indenture”), and the obligations of the Company under the Secured Notes and the Secured Notes Indenture shall not have been reinstated in accordance with Section 8.6 of the Secured Notes Indenture and as a result of such legal defeasance and discharge (x) all restrictions on liens in the Unsecured Notes Indenture and the Secured Notes Indenture shall have terminated and (y) the Secured Notes shall no longer be secured and Parent shall have received evidence, reasonably satisfactory to it, of the release of all liens securing the Secured Notes.

SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (determined without regard to any materiality qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(ii) The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before June 30, 2007 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth in this Agreement;

(d) by either the Company or Parent, if the Requisite Stockholder Vote shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(e) by the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b) (other than the receipt of the certificates referred to therein), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Section 5.02 and 5.04), which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a) or 6.02(b) (other than the receipt of the certificates referred to therein), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall have, or shall have publicly proposed to, (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or allow the Company or any of its Subsidiaries to enter into, a definitive agreement for an Acquisition Proposal (any such agreement, a “Company Acquisition Agreement”), (iii) the Company shall have failed to include in the Proxy

Statement distributed to stockholders its recommendation that stockholders approve this Agreement and the Merger, (iv) the Company shall have breached in any material respect any of its obligations under Section 5.02 or Section 5.04, or (iv) the Company shall have taken any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions) or otherwise cause such restrictions not to apply; and

(h) by the Company at any time prior to receipt of the Requisite Stockholder Vote if, in connection with entering into a Company Acquisition Agreement with respect to any Acquisition Proposal:

(i) the Company shall have complied with Section 5.02 in all material respects with respect to such Acquisition Proposal;

(ii) the Board of Directors of the Company (A) shall have determined in good faith (after consultation with the Company’s outside counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and (B) shall have determined in good faith (after consultation with the Company’s outside counsel) that entering into such Company Acquisition Agreement with respect to such Acquisition Proposal is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law;

(iii) the Company shall have provided Parent with at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement pursuant to this Section 7.01(h); such notice shall specify the terms and conditions (and include copies of related agreements) of the proposed Company Acquisition Agreement, it being understood and agreed that any change to such terms and conditions shall require a new written notice from the Company under this Section 7.01(h)(iii) (and the commencement of a new three (3) Business Day period);

(iv) the Board of Directors of the Company shall not have changed the determination referred to in clause (ii) of this Section 7.01(h) after taking into account any amendments to this Agreement proposed by Parent after Parent’s receipt of the notice referred to in clause (iii) of this Section 7.01(h); and

(v) concurrently with such termination the Company pays the Fee in accordance with Section 7.03(b)(iii).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03, 7.04 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

Notwithstanding the foregoing, except as set forth in Section 7.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

SECTION 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b) Notwithstanding the foregoing:

(i) If (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement and prior to the Special Meeting, an Acquisition Proposal shall have been publicly disclosed and shall not have been irrevocably withdrawn prior to the Special Meeting, (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the termination of this Agreement, and (ii) within 12 months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated, then the Company shall pay to Parent the Fee (minus any amount of Expenses previously paid in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b)(i), (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that the references to “20%” shall be deemed to be references to 50%.

(ii) (A) if the Company terminates this Agreement pursuant to Section 7.01(e) as a result of a breach by Parent or Merger Sub of its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02 and (B) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, then Merger Sub shall pay $40,000,000 (forty million dollars) (the “Merger Sub Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within three (3) Business Days following such termination).

(iii) if (a) Parent terminates this Agreement pursuant to Section 7.01(g) or (b) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (b) of this section) or as promptly as practicable after (in the case of termination by Parent pursuant to subclause (a) of this section) such termination, the Fee.

(iv) If either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), then the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (such Expenses not to exceed $10,000,000 (ten million dollars)) by wire transfer of same day funds, within two (2) Business Days of such termination.

(c) “Fee” means an amount in cash equal to $40,000,000 (forty million dollars), which Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Merger Sub Termination Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

SECTION 7.04. Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, (i) (A) in the event that Parent or Merger Sub breaches its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02 and (B) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments (and Parent and Merger Sub are not otherwise in breach of this Agreement, including their respective obligations pursuant to Section 5.11) such that the condition set forth in Section 6.03(b) would not be satisfied, then the Company’s right to terminate this Agreement and receive the Merger Sub Termination Fee from Merger Sub shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of such amount, no Person shall have any rights under any Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) in no event shall Parent, Merger Sub and their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents be subject to liability in excess of $100,000,000 (one hundred million dollars) in the aggregate for all losses and damages arising from or in connection with breaches by Parent or Merger Sub of the representations, warranties, covenants and agreements contained in this Agreement.

SECTION 7.05. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 7.06. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

SECTION 8.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Equity Financing Commitments and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

SECTION 8.03. Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state or Federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware state or Federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: David Spuria

Facsimile: 817-871-4088

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Robert P. Davis

                 Michael L. Ryan

Facsimile: 212.225.3999

if to the Company:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Attention: Christopher R. Clegg

Senior Vice President, General Counsel & Secretary

Facsimile. 216-910-3650

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan

Facsimile: 212.859.4000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 8.07. Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including without limitation Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 8.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “Bylaws” shall mean the Bylaws of the Company, as amended through the date hereof;

(e) “CA” means the “Group” (as such term is defined in each of the CA Acquisition Agreements).

(f) “CA Acquisition” means the acquisition by the Company of CA on August 1, 2006 in accordance with the terms of the CA Acquisition Agreements.

(g) “CA Acquisition Agreements” shall mean (i) that certain Share Purchase Agreement by and between the Company and Corus Group plc, dated May 23, 2006 for the sale and purchase of the entire issued share capital of the Companies (as defined therein), (ii) that certain Share Purchase Agreement by and among the Company, Corus Group plc and Société Générale De Financement Du Québec, dated May 23, 2006 for the sale and purchase of the Shares (as defined therein) and (iii) the Tax Deeds.

(h) “CA Financing Documentation” shall mean each of (1) the Bridge Loan Credit Agreement, dated as of August 1, 2006, by and among the Company, the Guarantors named therein, the Lenders named herein, Deutsche Bank AG Cayman Islands Branch, Citicorp North America, Inc., PNC Bank, National Association and Key Bank National Association, (2) the Credit Agreement, dated as of August 1, 2006, by and among the Company, each other Borrower party thereto, Corus S.E.C./Corus L.P., each other Canadian Borrower thereto, Aleris Switzerland GMBH, various lenders, Deutsche Bank AG New York Branch, Deutsche Bank Ag, Canada Branch, Citicorp North America, Inc., PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association and (3) the Term Loan Agreement, dated as of August 1, 2006, by and among Aleris International, Inc., Aleris Deutschland Holding GMBH, various Lenders, Deutsche Bank Ag New York Branch, and Citicorp North America, Inc.

(i) “Certificate of Incorporation” shall mean the Company’s Second Amended and Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments;

(j) “Company SEC Reports” shall mean all filings made or furnished by the Company (including, for the avoidance of doubt, all filings made by IMCO Recycling Inc., Commonwealth Industries, Inc, and their respective affiliates) with or to the SEC since December 31, 2003, including those that the Company may file or furnish after the date hereof until the Closing Date;

(k) “Confidentiality Agreement” means the confidentiality agreement, dated as of June 21, 2005 (as amended through the date hereof), by and between the Company and TPG Partners IV, L.P.

(l) “Consent Solicitation” means the Company’s Offer To Purchase and Consent Solicitation Statement any and all of the $208,830,000 principal amount of 10 3/8% Senior Secured Notes Due 2010 and any and all of the $125,000,000 principal amount of 9% Senior Notes Due 2014, dated June 30, 2006 together with any amendments thereto or documents delivered by the Company in connection therewith on or prior to the date hereof.

(m) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and, in the case of Parent and Merger Sub, all out-of-pocket fees and expenses of their financing sources) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(n) “GAAP” shall mean United States generally accepted accounting principles;

(o) “hereby”, “herein”, “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(p) “including” shall be deemed to be followed by the phrase “without limitation”;

(q) “knowledge” of the Company means actual knowledge of any of the Persons listed on Section 8.10(q) of the Disclosure Letter;

(r) “Material Adverse Effect” shall mean a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement; provided, however, that, Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company or its Subsidiaries operate, (C) changes in securities markets generally, (D) any act of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (E) changes, after the date hereof, in generally accepted accounting principles or interpretations thereof, (F) changes, after the date hereof, in Laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (G) the announcement of this Agreement and the transactions contemplated hereby or (H) changes in the market price of the Shares, unless in the case of the foregoing clauses (A), (B), (E) and (F), such changes referred to therein have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate;

(s) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(t) “Strategic Bidder” means any Person (i) who directly or indirectly through a controlled entity manufactures or fabricates metals and (ii) is not a discretionary private equity fund or other discretionary investment vehicle.

(u) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

(v) “Tax Deeds” means each of the Tax Deed, dated as of May 23, 2006, between the Company and Corus Group plc and the Tax Deed, dated as of May 23, 2006, by and among the Company, Corus Group plc and Société Générale De Financement Du Québec.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, at or on the day and year first above written.

AURORA ACQUISITION HOLDINGS, INC.

By:	/s/ Michael MacDougall
Name: Michael MacDougall Title: Authorized Signatory

AURORA ACQUISITION MERGER SUB, INC.

By:	/s/ Michael MacDougall
Name: Michael MacDougall Title: Authorized Signatory

ALERIS INTERNATIONAL, INC.

By:	/s/ Steven J. Demetriou
Name: Steven J. Demetriou Title: Chairman and Chief Executive Officer